UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)

(604) 688-8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 10, 2014, the working capital of Ivanhoe Energy Inc. (the “Company”) was augmented by a US$2.2 million (approximately C$2.4 million) secured bridge loan provided by founder and Executive Co-Chairman, Mr. Robert Friedland. The bridge loan bears interest at the rate of 10% per annum, with a maturity of six months from the date of advance. Mr. Friedland’s loan is secured by a first charge against the assets of the Company, with the exception of all assets and subsidiaries of Ivanhoe Energy Latin America.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 10, 2014, the Company accepted the resignation of Mr. Friedland as Executive Co-Chairman and a member of the Board of Directors. Mr. Friedland resigned to avoid any potential for conflicts of interest as the Company’s largest shareholder, a holder of its unsecured convertible debt and, as of October 10, 2014, a secured lender. He did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On October 10, 2014, the Company issued a press release reporting the short-term loan from Mr. Friedland to the Company and the resignation of Mr. Friedland from the Company’s Board of Directors. A copy of this press release is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated October 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 14, 2014

IVANHOE ENERGY INC.
By:	“William E. Parry”
Name: William E. Parry Title: Senior Vice President and General Counsel